UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2024

REGIS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	1-12725	41-0749934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3701 Wayzata Boulevard
Minneapolis, Minnesota 55416
(Address of principal executive offices, including zip code)

(952) 947-7777

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.05 per share	RGS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

In connection with the previously announced review of strategic alternatives to proactively assess Regis Corporation’s (the “Company”) capital structure, on June 24, 2024, the Company entered into a Financing Agreement (the “Agreement”) among the Company, as borrower, and certain of its wholly owned domestic subsidiaries, the lender parties thereto, TCW Asset Management Company LLC as administrative and collateral agent for the lender parties, and MidCap Financial Trust as revolving agent for the Revolving Loan Lenders (as defined in the Agreement).

The Agreement provides for a first lien senior secured credit facility (the “Senior Secured Credit Facility”) consisting of (i) $35 million Term Loan A, (ii) $70 million Term Loan B (together with the Term Loan A, the “Senior Secured Term Loan”) and (iii) $25 million revolver (the “Senior Secured Revolver”). The proceeds of the Senior Secured Term Loan will be used to fully refinance the Company’s existing senior secured indebtedness. The proceeds of loans drawn under the Senior Secured Revolver will be used to fund the general working capital needs and general corporate purposes of the Company and its subsidiaries.

The loans under the Agreement have a maturity date of June 24, 2029. Borrowings under the revolving credit facility and the term loan facility will accrue interest, initially, at a rate equal to Term SOFR plus a margin of 9.00%, up to 4.50% of which may be paid-in-kind by capitalizing such interest and adding it to the outstanding principal balance of the Senior Secured Term Loan. Interest paid in cash will be payable monthly. The margin is subject to increase or decrease based on the consolidated total debt to consolidated EBITDA ratio of the Company and its subsidiaries. The Company will pay an unused line fee on any unused portion of the revolving commitments, which will accrue at a rate of .50% per annum. The Agreement contains certain restrictive loan covenants and events of default customary for credit facilities of this type.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

On June 24, 2024, concurrently with the Company’s entry into the Agreement described in Item 1.01 hereof, the Company terminated its existing Credit Agreement, dated as of March 26, 2018, (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of April 25, 2018, that certain Amendment No. 2 to Credit Agreement, dated as of May 15, 2020, that certain Amendment No. 3 to Credit Agreement, dated as of July 29, 2020, that certain Amendment No. 4, dated as of July 21, 2021, that certain Amendment No. 5 to Credit Agreement, dated as of May 12, 2022 and that certain Amendment No. 6 to Loan Documents, dated as of August 12, 2022, the “Existing Credit Agreement”) by and among the Company, certain of its subsidiaries, various financial institutions and Bank of America, N.A., as administrative agent. The Existing Credit Agreement provided for a $180 million term loan facility and a $55 million revolving facility and made funds available to the Company for purposes of financing permitted acquisitions, providing working capital and refinancing existing indebtedness.

In connection with the refinancing, the parties to the Existing Credit Agreement elected to terminate the Existing Credit Agreement (pursuant to the terms therein), whereby the lenders under the Existing Credit Agreement accepted a payment of $94 million in satisfaction of the roughly $190 million of principal and accrued interest outstanding. The Company incurred no breakage costs as a result of the termination.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Agreement set forth in Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 7.01.	Regulation FD Disclosure.

On June 25, 2024, the Company issued a press release announcing its entry into the Agreement, which is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information furnished pursuant to this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The exhibits listed on the Exhibit Index are incorporated herein by reference.

Exhibit Index

Exhibit No.	Description

10.1	Financing Agreement, dated as of June 24, 2024, among Regis Corporation, the Lenders party thereto, TCW Asset Management Company LLC as administrative and collateral agent, and MidCap Financial Trust as Revolving Agent.

99.1	Press Release, dated June 25, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIS CORPORATION

/s/ Kersten D. Zupfer
	Name:	Kersten D. Zupfer
	Title:	Executive Vice President and Chief Financial Officer

Date: June 25, 2024

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